UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 11, 2008

Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  In December 2008, Arch Capital Group Ltd. (“ACGL”) and its subsidiaries (together with ACGL, the “Company’) merged two of its non-qualified tax deferred compensation plans into one plan and brought the terms of the combined plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.  Following that process, on December 11, 2008, the Company adopted a plan amendment pursuant to which ACGL will credit to an account in the plan $2,466,526 on behalf of Dinos Iordanou, President and Chief Executive Officer of ACGL.  The Company authorized this contribution to Mr. Iordanou’s account in connection with the renewal of his employment agreement to provide supplemental pension benefits for services performed by him prior to the contribution date and in recognition that certain pension benefits from his former employer were previously foregone by Mr. Iordanou.  The credited amount will be fully vested on the contribution date.  The credited amount, together with any notional earnings credited under the terms of the plan, will be distributed to Mr. Iordanou on or before December 31, 2017 in accordance with his distribution election and the provisions of the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.

Date: December 17, 2008	By:	/s/ W. Preston Hutchings
Name: W. Preston Hutchings
Title: Senior Vice President